Exhibit 23(b)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148513 on Form S-3 of our reports dated February 25, 2009, relating to the financial statements and financial statement schedule of Alabama Power Company, appearing in this Annual Report on Form 10-K of Alabama Power Company for the year ended December 31, 2008.

/s/Deloitte & Touche LLP

Birmingham, Alabama

February 25, 2009